Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Ruthigen, Inc. (a company in the development stage) (the “Company”) on Form S-1 of our report dated May 24, 2013, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of March 31, 2013 and for the period from January 18, 2013 (inception) to March 31, 2013, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 8, 2013